UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2015

Titanium Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

2100 McKinney Ave, Suite 1780, Dallas, Texas 75201

(Address of principal executive offices)

(469) 606-4521

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 14, 2015, Titanium Healthcare, Inc. (the “Company”) entered into a binding letter of intent with LBData, LLC (“LBData”). Pursuant to this letter of intent, the Company and LBData intend to form a new limited liability company to conduct a joint venture between the companies. If the transactions contemplated by the letter of intent are consummated, the joint venture will capitalize on the group’s expertise and applications in using sensors and supercomputing information technologies to modernize the electrical grid, improve oil and gas exploration, and also improve the transportation industry. The closing of the transactions contemplated by the letter of intent are conditioned upon a number of conditions, including the satisfactory completion of due diligence investigations by the parties, the parties successfully raising at least $10 million of capital which would be used for operating purposes of the joint venture, completion and execution of the joint venture organizational documentation, and entering into employment agreements with certain LBData personnel. As soon as practical, the Company is required to fund $250,000 as the new joint venture’s initial capital contribution, or in the event of termination, the owners of LBData will repay the Company $250,000 plus interest. LBData will contribute its rights to certain developed business processes, intellectual property, customer contracts and customer contacts to the joint venture. In addition to the joint venture, at closing LBData would receive approximately 5 million shares of Company common stock. The Company can terminate the letter of intent for any reason upon written notice to LBData. The parties contemplate closing the transactions addressed in the letter of intent by mid-March 2016 and either party can terminate the agreement if funding has not occurred by that time. Each of the parties are responsible for their own costs and expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM HEALTHCARE, INC.

Dated: October 20, 2015	By:	/s/ Chuck Talley
Chuck Talley
Chief Financial Officer